EXHIBIT 23.1

12 Greenway Plaza, 12th Floor
Houston, TX 77046
Phone	713-561-6500
Fax	713-968-7128
Web	www.uhy-us.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 29, 2012 with respect to the consolidated financial statements of Alta Mesa Holdings, LP and Subsidiaries as of December 31, 2011 and 2010 and for each of the three fiscal years in the period ended December 31, 2011 included in the annual report on Form 10-K of Alta Mesa Holdings, LP and Subsidiaries for the year ended December 31, 2011.

/s/ UHY LLP

Houston, Texas

March 29, 2012